Exhibit 99.2

RAM Holdings Ltd.
RAM Reinsurance Company Ltd.
46 Reid Street, Hamilton Bermuda
www.ramre.com

RAM HOLDINGS LTD. APPOINTS JOSEPH M. DONOVAN TO BOARD OF DIRECTORS TO REPLACE STEVEN S. SKALICKY

Hamilton, Bermuda, November 2, 2007 — RAM Holdings Ltd. (Nasdaq Global Market: RAMR) —announced today that its Board of Directors, on recommendation of the Nominating and Corporate Governance Committee, appointed Joseph M. Donovan, former Chairman of Credit Suisse’s asset-backed securities and debt financing group, to fill a vacancy on the Board of Directors. The vacancy resulted from the resignation of Steven S. Skalicky, Chief Financial Officer of Transatlantic Reinsurance Co., effective November 1, 2007. Transatlantic Re sold common shares of RAM Holdings in a secondary offering in June of this year and now owns approximately 3.8% of our shares outstanding.

Welcoming Mr. Donovan to the Board, Mr. Vernon M. Endo, Chief Executive Officer and President of the Company said, “We are very pleased to have Joe join our Board. His extensive experience in structured finance will add additional depth to the Board’s capabilities in this area.” Prior to his retirement in January 2007, Mr. Donovan was chairman of Credit Suisse’s asset-backed securities and debt financing group, which he led for nearly seven years. Prior to that time, Mr. Donovan was a managing director and head of asset finance at Prudential Securities (1998-2000) and Smith Barney (1995-1997). Mr. Donovan began his banking career at The First Boston Corporation in 1983, ultimately becoming a managing director at CS First Boston, where he served as Chief Operating Officer of the Investment Banking Department from 1992 to 1995. Mr. Donovan received his MBA from The Wharton School and has a degree in Accountancy from the University of Notre Dame. Mr. Donovan is the Lead Independent Director and Chairman of the Audit Committee of Babcock & Brown Air Limited, a NYSE listed aircraft leasing company headquartered in Dublin, Ireland.

Mr. Endo also thanked Mr. Skalicky for his many years of service on the Board and said, “Steve joined the Board shortly after the Company was founded in 1998. Steve’s long-standing service on the Audit Committee has been much appreciated, as well as his judgment and counsel. We would not have been able to grow the Company and complete our initial public offering without his support.”

About RAM

RAM Holdings Ltd. is a Bermuda-based holding company. Its operating subsidiary RAM Reinsurance Company Ltd. provides financial guaranty reinsurance for U.S. and international public finance and structured finance transactions. More information can be found at www.ramre.com.

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Contact Information:

RAM Holdings Ltd., Hamilton
Vernon M. Endo, 441-298-2105
vendo@ramre.bm
or
Victoria Guest, 441-298-2116
vguest@ramre.bm